Exhibit 99.1
Callon Petroleum Company Completes the Acquisition of Primexx Delaware Basin Assets

Announces Non-Core Eagle Ford Divestiture for $100 Million

Increases 3rd Quarter Production Guidance and Provides Updated 2021 Full Year Guidance

HOUSTON, Oct. 5, 2021/PRNewswire/ – Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has closed the acquisition of leasehold interests and related oil, gas, and infrastructure assets of Primexx Energy Partners and its affiliates.
Callon President and Chief Executive Officer Joe Gatto commented, “We are excited to get to work integrating this high-quality asset base into our Permian Basin operations, overlaying our life of field development philosophy on the acquired multi-zone resource base. Given our deep subsurface expertise in the Delaware Basin and operational preparation, we expect a seamless transition and will be focused on delivering the types of capital and expense synergies we have achieved in similar transactions. As we look ahead into the coming quarters, this latest acquisition provides a meaningful increase in free cash flow generation and is a catalyst for substantially improving the balance sheet.”
Non-Core Divestiture
Callon has entered into an agreement to sell non-core acreage in the Eagle Ford Shale for cash proceeds of approximately $100 million, subject to customary closing adjustments. This transaction increases total cash proceeds from Callon’s 2021 divestiture program to over $140 million to date, within the guidance range for the year of $125 - $225 million.
The Eagle Ford properties include approximately 22,000 net acres in northern LaSalle and Frio counties. Net daily production from the properties was approximately 1,900 Boe/d (66% oil) on average in the third quarter through August 31st. The sale will eliminate approximately $50 million in capital expenditures related to continuous drilling obligations over the next two years and allows for capital redeployment to higher return projects. The transaction is anticipated to close in November 2021.
Third Quarter and Full Year 2021 Guidance Updates
Production in the third quarter has been above previous expectations due to strong well performance in the Delaware and Midland Basins. As a result, Callon is raising production guidance to 98.5 - 99.5 MBoe/d (64% oil) from a previous range of 95.5 - 97.5 MBoe/d (64% oil). Operational capital for the quarter is currently estimated to be $120 - $125 million.
Callon is reinstating and updating full year 2021 guidance, reflecting both the acquisition of the Delaware Basin assets and the pending divestiture described above. Additional details are provided in the updated table below.

	Full Year 2021 Guidance
	Prior	Updated
Total production (MBoe/d)	89.0 - 91.0	94.5 - 95.5
Oil	64%	64%
NGL	19%	18%
Natural gas	17%	18%
Income statement expenses (in millions except where noted)
LOE, including workovers	$185.0 - $205.0	$200.0 - $210.0
Gathering, transportation and processing	$67.5 - $77.5	$80.0 - $85.0
Production and ad valorem taxes	6.5%	6.0%
Adjusted G&A: cash component (a)	$35.0 - $45.0	$35.0 - $40.0
Adjusted G&A: non-cash component (b)	$5.0 - $15.0	$6.0 - $8.0
Cash interest expense, net	$80.0 - $90.0	$90.0 - $95.0
Estimated effective income tax rate	22%	22%
Capital expenditures (in millions, accrual basis)
Total operational capital (c)	$430.0	$515.0
Capitalized interest(d)	$95.0 - $105.0	$95.0 - $105.0
Capitalized G&A	$28.0 - $38.0	$30.0 - $35.0
Gross operated wells drilled / completed	55 - 65 / 90 - 100	70 - 72 / 103 - 105
(a)Excludes the change in fair value and amortization of share-based incentive awards and other non-recurring expenses.
(b)Amortization of equity-settled, share-based incentive awards.
(c)Includes drilling, completions, facilities, and equipment, but excludes land, seismic, and capitalized expenses.
(d)Capitalized interest includes both cash and non-cash capitalized items.
During the fourth quarter, Callon intends to operate six drilling rigs and an average of 1.5 completions crews as the current Primexx development program is transitioned to larger scale development with increased project sizes targeting multiple landing zones. In addition to expanding the drilled, uncompleted well inventory on the acquired Delaware assets, the Company expects to place approximately 18 gross (15 net) wells on production in the quarter, all in the Permian Basin. Daily production for the fourth quarter, including the impact of the pending divestiture, is expected to be 110.0 – 112.5 MBoe/d (63% oil) and operational capital in the range of $150 - $160 million.
Third Quarter Earnings Conference Call Information
Date: November 4, 2021
Time: 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast: www.callon.com
Select “News/Events” under the “Investors” section of the website.
An archive of the conference call webcast will be available at www.callon.com under the “Investors” section of the website.
The Company plans to release third quarter 2021 results after market close on Wednesday, November 3, 2021.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

Contact Information
Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements include all statements regarding the pending disposition and future performance of the Company, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” “project,” “paves the way,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events, financial performance and operational performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate, including information provided by the seller. No assurances can be given, however, that these events will occur or that projections will be achieved or expectations will be realized, and actual results could differ materially from those projected or expected as a result of certain factors, many of which are beyond our control. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; our inability to realize the benefits of the recent transaction; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10- K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Non-GAAP Financial Measures
(1) Adjusted G&A is a supplemental non-GAAP financial measure that excludes certain non-cash incentive share-based compensation valuation adjustments. Callon believes that the non-GAAP measure of adjusted G&A is useful to investors because it provides a meaningful measure of our recurring G&A expense and provides for greater comparability to peers and to recurring financial results period-over-period. Callon does not provide guidance on the items used to reconcile forecasted Adjusted G&A and forecasted G&A due to the uncertainty regarding timing and estimates of certain items; therefore, Callon cannot reconcile forecasted Adjusted G&A to forecasted G&A without unreasonable effort.

SOURCE Callon Petroleum Company